CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated June 4, 2018 for the Second Nature Thematic Growth Fund, (the “Fund”) a series of the Second Nature Series Trust and to all references to our firm included in or made part of the Fund’s Registration Statement on Form N-1A (File Nos. 333-216601 and 811-23236).

Abington, Pennsylvania

June 20, 2018